DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

THIS DEVELOPMENT AND COMMERCIALIZATION AGREEMENT ("Agreement"), effective as of August 19, 2020 (the "Effective Date"), is by and between EG Crop Science, Inc., a corporation organized and existing under the laws of the State of Delaware with its principal place of business at 1026 Anaconda Drive, Castle Rock CO 80108 ("EG") and Dole Food Company, Inc. a corporation organized and existing under the laws of the State of North Carolina with its principal place of business at 200 S. Tryon St., Charlotte, NC 28202 ("Dole"). EG and Dole shall also be referred to individually as a "Party" and collectively as the "Parties".

RECITALS

WHEREAS, EG owns, controls or has otherwise developed certain proprietary genomics and gene analytical technologies and related intellectual property and possesses knowledge, know-how and expertise with respect to the use of such technologies to identify, target and modify genes in a variety of plants;

WHEREAS, Dole has expertise in commercializing agricultural products, including bananas;

WHEREAS, EG and Dole desire to establish a collaboration project to develop plant varieties within the *Musa* genus of the *Musaceae* family (including the Cavendish variety of banana) that exhibit resistance to Fusarium Wilt Tropical Race 4 (popularly known as Panama Disease) (as further defined below, the "Project"); and

WHEREAS, upon success of the Project, Dole desires to commercialize such *Musa* plant varieties exhibiting resistance to Fusarium Wilt Tropical Race 4.

NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements hereinafter set forth, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement, the following words shall have the following meanings:

1.1 "Affiliate" means any entity controlling, controlled by, or under common control with the referenced entity, where "control" for purposes of this definition only means (a) direct or indirect ownership of more than fifty percent (50%) (or such lesser percentage as is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting interests or other ownership interests in the entity in question, or (b) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

1.2 "Background IP" means with respect to a Party, all Intellectual Property (a) Controlled by such Party prior to the Effective Date or (b) made, created, conceived of, or reduced to practice by or on behalf of, and Controlled by, such Party independently from the other Party and outside the course of performance of activities under this Agreement during the term of this Agreement.

1.3 "Calendar Quarter" means the respective periods of three consecutive calendar months ending on March 31st, June 30th, September 30th, or December 31st in any calendar year.

1.4 "Commercialization" means all activities related to the launch, sale and offering for sale of FusR1 Plants, including commercial trials, scale-up, manufacturing, propagation, plantlet growth, use, importation, exportation, marketing, promotion, distribution, pre-launch, launch, sale and offering for sale of FusR1 Plants. When used as a verb, "Commercialize" or "Commercializing" means to engage in Commercialization.

1.5 "Commercially Reasonable Efforts" means, with respect to the efforts to be expended by a Party with respect to an objective under this Agreement, reasonable, diligent, good faith efforts to accomplish such objective, including with respect to a Party's obligation under this Agreement to develop and/or Commercialize FusR1 Plants, the level of efforts required to carry out such obligation in a sustained manner consistent with the efforts that a similarly situated company commonly devotes under then current market conditions to a product of similar market potential, profit potential, or strategic value at a similar stage in its development or product life within its portfolio.

1.6 "Confidential Information" means, with respect to a Party hereto, subject to the limitations set forth in Section 9.1 hereof, any information, including all trade secrets, technical, economic, financial and marketing information, or material which is regarded as proprietary or confidential by the disclosing Party and is (a) disclosed by such Party to the other Party pursuant to this Agreement, and/or (b) made, created, conceived of, or reduced to practice by such Party in the performance of activities under this Agreement and disclosed by such Party to the other Party.

1.7 "Contract Grower" means a Grower that has executed an agreement with Dole to sell fruit or other plant products produced from FusR1 Plants to Dole.

1.8 "Control" and "Controlled" means (a) as to Confidential Information or Intellectual Property that is owned by a Party or licensed by a Third Party to a Party, the possession of the ability to grant licenses (including on the terms set forth in this Agreement, as applicable) without incurring any payment obligation under or violating the terms of any agreement or other arrangement with any Third Party; and (b) as to the Prosecution of patent applications, the maintenance of patent rights, and the enforcement and/or defense of patent rights, the authority to select legal counsel, solicit other expert advice and assistance, and to make decisions pertaining to the conduct of patent prosecution, interferences, patent oppositions, patent issuance, maintenance, reissue, reexamination, patent enforcement or defense, as applicable.

1.9 "Development Committee" means a committee composed of an equal number of representatives from each Party responsible for administering the development activities to be performed under the Project during the Project Term as further described in ARTICLE 3.

1.10 "Dole Background IP" means Background IP that is Controlled by Dole or any of its Affiliates as of the Effective Date or during the Term that is necessary to permit EG to perform its obligations under the Agreement.

1.11 "Edit" means a targeted insertion, deletion, conversion, modification, alteration of gene regulation or regulatory elements, replacement or rearrangement of one or more genes within a genome or between genomes created using Gene Editing Technology or marker-assisted breeding.

1.12 "Edited" or "Editing" means to produce an Edit.

1.13 "EG Background IP" means Background IP that is Controlled by EG or any of its Affiliates as of the Effective Date or during the Term that is necessary to permit Dole to perform its obligations under the Agreement or to make, have made, grow, have grown, use, sell, offer for sale, import, export and otherwise Commercialize FusR1 Plants in the Field in the Territory.

1.14 "Field" means uses and applications of Gene-Edited *Musa* that exhibits resistance to TR4.

1.15 "Final Determination" means, in connection with any disputed event or occurrence, the resolution of the dispute (a) pursuant to the dispute resolution provisions set forth in ARTICLE 12, or (b) by mutual written agreement of the Parties.

1.16 "Fusarium Wilt Tropical Race 4" or "TR4" means the plant disease, commonly known as Panama Disease, caused by the fungus *Fusarium oxysporum* f. sp. *Cubense* tropical race 4.

1.17 "FusR1 Plants" means plants, plant parts, seed, seedlings, plantlets, Suckers or other plant material (a) arising (regardless of generation) from a Gene-Edited *Musa* variety produced under the Project and (b) containing one or more Gene-Edited Traits produced under the Project. For clarity, FusR1 Plants will include all forms of progeny, such as daughters, granddaughters, etc., and plant parts, seed, seedlings, plantlets or other plant material described in the foregoing sentence, regardless of how propagated or when such Gene-Edited Trait was produced (including through asexual reproduction/tissue culture, crossing with other FusR1 Plants or other *Musa* varieties, or otherwise), and regardless of additional Traits that may be stacked with such other FusR1 Plants, or epigenetic variations that may be made to such other FusR1 Plants. For clarity, a particular Sucker shall not be deemed a separate FusR1 Plant for the purpose of determining Additional Development Payments hereunder to the extent that such Sucker remains at its place of emergence and is not severed, dug, or used for transplanting in any manner whatsoever.

1.18 "FusR1 Plant IP" means (a) the Project Information constituting raw data generated from EG's genomic analysis of any Supplied Property supplied by or on behalf of Dole to EG in the course of performance under this Agreement; (b) all Program Patents; and (c) all Intellectual Property specifically related to the foregoing (a) or (b), and in each case, (a) through (c), regardless of which Party or its Affiliates or its or their employees or subcontractors (or jointly by or on behalf of the Parties, their Affiliates, employees or subcontractors) made, created, conceived of and/or reduced to practice by any of the foregoing. FusR1 Plant IP is EG's Confidential Information.

1.19 "Gene-Edited" means a gene, a genome, a Trait, or a plant, plantlet or part thereof (including leaves, fruits, shoots, roots, foliage, cuttings, callus, cells, germplasm, seeds, seedlings, plantlets and other propagating materials), in each case arising from or through the application of Gene Editing Technology.

1.20 "Gene Editing Technology" means materials, compositions, methods, processes, systems, or technologies that enable, facilitate, enhance or otherwise pertain to the targeted insertion, deletion,

conversion, modification, alteration of gene regulation or regulatory elements, replacement or rearrangement of, in each case, one or more genes within a genome or between genomes.

1.21 "Grower" means any person or entity that purchases FusR1 Plants for purposes of growing (including planting, replanting, and/or cultivating) such FusR1 Plants.

1.22 "Information" means, individually and collectively, any information or data, including all information and data in written, electronic, digital, visual, aural, verbal, or oral or other tangible or intangible form. Information includes, but is not limited to, algorithms, analyses, assays, candidates, chemical structures, code (including object code and source code), compositions, concepts, conclusions, controls, creations, data (including business data, clinical data, commercial data, cost data, financial data, laboratory data, manufacturing data, personnel data, research data, and technical data), derivative works, designs, developments, devices, discoveries, documentation, documents (including contracts, correspondence, files, notes, records, and reports), experiments, forecasts, formulas, formulations, ideas, implementations, improvements, information (including business information, clinical information, commercial information, financial information, research information, and technical information), interfaces, inventions (whether or not patentable or copyrightable), lists (including customer lists, directories, materials lists, prospect lists, and supplier lists), know-how, materials, mechanisms, methods (including methods of diagnosis, manufacture, marketing, treatment, and use), metrics, modes of action, plans (including business plans, clinical plans, commercial plans, financial plans, research plans, development plans, and technical plans), plant characteristics (including genotypes, phenotypes, traits, markers, breeding, cultivation and harvest conditions and methods, propagating material, lineage, pedigree, progeny, selection strategies and conditions), practices, procedures, processes, production schedules, properties, proposals, protocols, prototypes, reductions to practice, renderings (including designs, drawings, illustrations, images, and photos), results, samples, scans, sequences, software, sources, specifications, standards, systems, techniques, technologies, templates, tests, trade secrets, version histories, and works-in-process.

1.23 "Intellectual Property" means generally any and all right, title and interest in, arising from, or relating to inventions, ideas, Know-How, Materials, Information, works of authorship and confidential information, including copyrights, Patents, trade secrets, any registrations or applications relating to any of the foregoing, and any other rights of a similar nature or character whether now existing or hereafter created, developed, arising or otherwise coming into being.

1.24 "Know-How" means all non-public information, results and data of any type, in any tangible or intangible form, whether or not patentable, including without limitation practices, methods, processes, protocols, techniques, specifications, algorithms, formulae, knowledge, skill, experience, databases, studies and procedures.

1.25 "Law" means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance, code, binding case law or principle of common law, and any binding order of any court, agency or other governmental body with appropriate authority. Laws include, without limitation, the U.S. Plant Protection Act, the U.S. Federal Insecticide, Fungicide and Rodenticide Act, the U.S. Food Drug and Cosmetics Act, the U.S. Federal Plant Pest Act, the U.S. Toxic Substances Control Act, the U.S. Foreign Corrupt

Practices Act, Export Administration Regulations and 15 C.F.R. Parts 730-774 and all applicable anti-corruption and anti-bribery laws..

1.26 "License Term" means the time period beginning on the Effective Date of the Agreement and ending on the earliest of: (a) three (3) years following EG's receipt from Dole of a Notice of Acceptance (unless extended by written agreement of the Parties), (b) the termination of this Agreement in accordance with the provisions set forth in ARTICLE 13 or in accordance with Section 14.5, (c) the second anniversary of either Party delivering a Rejection of Proposal, and (d) the end of any extended License Term agreed by the Parties pursuant to Section 13.3; provided, however, if the Parties have begun the process set forth in Section 13.3 for negotiating an extension of the License Term, then subpart (a) shall no longer apply, and the License Term shall only end on the earliest of subparts (b), (c), and (d).

1.27 "Materials" means any tangible material, including, but not limited to, reagents, chemicals, equipment, electronic media, prototypes, organisms, antibodies, cells, cultivars, lines, germplasm, plasmids and expression vectors, any sample of DNA or RNA, nucleic acids, inbreds, hybrids, varieties, microorganisms, plants and plant parts (including leaves, fruits, shoots, roots, foliage, cuttings, callus, cells, protoplasts, germplasm, tissues, seeds, seedlings, plantlets and other propagating materials).

1.28 "*Musa*" means plant varieties within the *Musa* genus of the *Musaceae* family (including the Cavendish variety of banana).

1.29 "Note" means a promissory note in substantially the form attached hereto as Exhibit B, issued by EG in favor of Dole.

1.30 "Patents" means all plant patents, utility patents, plant variety protection certificates, and applications therefor, in the United States, as well as all similar rights throughout the world.

1.31 "Production" means the use of FusR1 Plants for the purpose of growing fruit for consumption.

1.32 "Program Patents" means all Patents claiming Project Information and any gene or genome or any sequence information related thereto and all Patents claiming FusR1 Plants but specifically excluding the Patents within the Dole Background IP and EG Background IP.

1.33 "Project" means the project as defined and set forth in the Project Plan(s).

1.34 "Project Information" means, individually and collectively, any and all data, analyses, results, documentation, inventions, Materials, Know-How and other Information developed, created, obtained or resulting or arising in the course of or from activities conducted pursuant to the Project. Project Information excludes Dole Background IP and EG Background IP.

1.35 "Project IP" means all Intellectual Property made, created, conceived of, or reduced to practice by or on behalf of a Party or its Affiliates or its or their employees or subcontractors (or jointly by or on behalf of the Parties, their Affiliates, employees or subcontractors) in connection with the performance of activities under the Project, including (a) Project Information, (b) any Edit and Gene-Edited Traits made or created during the Project in *Musa*; (c) any gene(s) or sequence information identified in the performance of the Project as the specific target(s) to be Edited in

Musa; (d) FusR1 Plant IP; (e) Program Patents and (f) all Intellectual Property that is specifically related to the foregoing (a), (b), (c), (d) or (e) , and in each case, (a) through (f), regardless of which Party or its Affiliates (or its or their employees or subcontractors) made, created, conceived of and/or reduced to practice by any of the foregoing; provided, however, that the Project IP excludes the Dole Background IP and EG Background IP. Project IP is EG's Confidential Information.

1.36 "Project Plan" means each plan mutually agreed in writing by the Parties setting forth in summary form the activities to be performed by the Parties during the Project Term, as each such plan may be amended in accordance with the provisions of ARTICLE 3. The initial Project Plan is set forth in Exhibit A hereto ("Initial Project Plan").

1.37 "Project Term" has the meaning set forth in Section 13.2.

1.38 "Prosecute" or "Prosecution" means, in relation to any patents or patent applications, (a) to prepare and file patent applications, including re-examinations or re-issues thereof, and represent applicants or assignees before relevant patent offices or other relevant governmental authorities during examination, re-examination, and re-issue thereof, in appeal processes and interferences, or any equivalent proceedings, (b) to defend all such applications against Third Party oppositions, revocation proceedings, *inter partes* reviews, post-grant reviews, or any equivalent proceedings, (c) to secure the grant of any patent rights arising from such patent application, (d) to maintain in force any issued patent right (including through payment of any relevant maintenance fees), and (e) to make all decisions with regard to any of the foregoing activities.

1.39 "Regulatory Approval" means, with respect to a FusR1 Plants for any jurisdiction, each required approval, permit, registration and/or license from a Regulatory Authority in such jurisdiction, which permits Commercialization of such FusR1 Plants (including fruit produced by such FusR1 Plants) in such jurisdiction.

1.40 "Regulatory Authority" means the applicable regulatory agency in a jurisdiction charged under the applicable legislation with deregulating and/or providing approval for the Commercialization of seeds, seedlings, grains, plants, plantlets, processed products and agricultural products in such jurisdiction.

1.41 "Reporting Period" shall begin on the first day of each Calendar Quarter and end on the last day of such Calendar Quarter.

1.42 "Senior Executives" means, with respect to each Party, such Party's Chief Executive Officer or Chief Scientific Officer.

1.43 "Suckers" means any lateral shoot of banana of various ages and sizes whose origin from the rhizome, mat, genet or stool and emerges from the soil usually near the parent or mother plant. As used herein, the term "Suckers" is synonymous with "pup", "lateral shoot", "lateral bud", "offshoots", "keiki" and "ramet." Types of Suckers include peeper suckers, sword suckers, follower, ratoon, maiden suckers and water suckers, all of which may be a suitable source of planting material to establish a new planting.

1.44 "Supplied Property" means any Materials (including proprietary germplasm) which are not publicly available without restrictions on use, which are owned or Controlled by a Party, and which are supplied by such Party to the other Party for use in the Project.

1.45 "Territory" means every country and their associated territories of the world.

1.46 "Third Party" means any person or entity that is not a Party to this Agreement or an Affiliate of a Party to this Agreement.

1.47 "Third Party Payment" means any and all payments owed to a Third Party to license, sublicense, acquire or otherwise access Third Party Intellectual Property rights in respect of FusR1 Plants if, in the absence of such license, sublicense, acquisition or access, the FusR1 Plants or Commercialization of the FusR1 Plants is likely to, in the reasonable judgment of Dole, infringe, violate, or misappropriate such Third Party Intellectual Property rights. Notwithstanding the foregoing, if such license, sublicense, acquisition or access includes a license, sublicense, acquisition or access with respect to products other than the FusR1 Plants, the Third Party Payment for such license, sublicense, acquisition or access shall be the appropriately allocated portion of the payments to such Third Party attributed to the use, sale or Commercialization of such FusR1 Plants, as determined by Dole using its reasonable judgment.

1.48 "Trait" means any biochemical, physiological, or physical attribute or phenotype of a cell, plant, or other organism, which attribute or phenotype is caused or regulated by one or more changes to the genome of such organism, and which attribute or phenotype is expressed in plants. For clarity, "Trait" includes a plant's properties of resistance to TR4.

1.49 "University of Wisconsin Agreement" means the intended Research Agreement to be entered into by EG and the Board of Regents of the University of Wisconsin System on behalf of the University of Wisconsin-Madison (the "University") in furtherance of the Project.

ARTICLE 2
SCOPE OF PROJECT

2.1 Joint Development Project. The activities to be performed by the Parties in furtherance of the Project are set forth in each Project Plan. The Project Plans are intended to cover the collaborative development of FusR1 Plants in the Field. Following the completion of the Project, Commercialization of such FusR1 Plants in the Field in the Territory shall be conducted by Dole pursuant to ARTICLE 4. The Initial Project Plan is set forth in Exhibit A. Additional Project Plans may be entered into by mutual written agreement of the Parties. A Project Plan may be amended in consultation with the Development Committee from time to time, in accordance with the provisions of Section 3.2 below, provided that no amendment to any Project Plan shall become effective unless mutually agreed by the Parties in writing. To the extent any terms in a Project Plan shall at any time conflict with the terms of this Agreement, the terms of this Agreement shall control.

2.2 Initial Project Plan. The Initial Project Plan is set forth Exhibit A. Once the Initial Project Plan has been completed, the Development Committee will evaluate whether the acceptance criteria set forth in the Initial Project Plan ("Initial Acceptance Criteria") have been met. If the Development Committee concludes that the Initial Acceptance Criteria have not been met, then the Parties will

meet to discuss whether to continue the Project by entering into a further Project Plan or terminate the Project.

2.3 Responsibilities of the Parties; Facilities and Staffing. Each Party will use Commercially Reasonable Efforts to perform those activities assigned to such Party in accordance with each Project Plan. Each Party will provide its facilities, resources and staffing as required in each Project Plan to conduct and satisfy its obligations for the Project. Except as expressly set forth herein or in a Project Plan, each Party shall bear its own costs in performing those activities assigned to such Party in accordance with each Project Plan.

2.4 Supplied Property for Use in the Projects.

(a) Subject to any existing contractual or export/import restrictions on the supplying Party, each Party shall use Commercially Reasonable Efforts to supply to the other Party its respective Supplied Property for use in the Project (as described in each Project Plan), where such Supplied Property is determined by the supplying Party to be necessary for the receiving Party to conduct and fulfill its obligations under this Agreement or is otherwise specifically listed in the applicable Project Plan to be supplied to the other Party. Any transfer of a Party's Supplied Property to the other Party shall be at the supplying Party's final discretion and shall be documented and agreed in writing by the Parties in advance of the transfer. All such documents, signed by appropriate representatives of both Parties, shall be incorporated under and made part of this Agreement.

(b) As between the Parties, each Party will retain all right, title and interest in and to the Supplied Property it provides to the other Party under this Agreement. The Supplied Property supplied hereunder may be used by the receiving Party exclusively to conduct its activities in the Project or as permitted under any license granted to the receiving Party in this Agreement. The receiving Party will retain control of the other Party's Supplied Property and, except as permitted below, will not distribute or release the Supplied Property to any person or entity other than its employees, Affiliates or subcontractors. The receiving Party will not allow anyone to take or send the other Party's Supplied Property to any location other than the receiving Party's laboratories, greenhouses or nurseries at the receiving Party's place of business or its Affiliates' or subcontractor's places of business, if applicable, unless the receiving Party obtains prior written consent from the providing Party (not to be unreasonably withheld, delayed, or conditioned). The receiving Party will ensure that each of its employees, Affiliates and subcontractors complies with the applicable restrictions imposed by this Agreement if such employee, Affiliate or subcontractor is given access to the other Party's Supplied Property, and will be responsible for any and all breaches of this Agreement.

2.5 Subcontracting of Development Activities. Each Party may involve its Affiliates and subcontractors performing work for and on behalf of such Party in the Project. Before engaging any subcontractor in the Project, each Party shall send the other Party a written notice regarding such engagement. Neither Party shall have any subcontractor perform any Project activity under this Agreement unless such subcontractor has executed written agreements with such Party consistent with all relevant terms and conditions of this Agreement, including obligations to maintain the confidentiality of any Confidential Information of a Party in accordance with ARTICLE 9 and assigning rights, title and interest of such subcontractor in and to any inventions, discoveries, data, results, materials or Know-How made in connection with such activities, including Intellectual Property rights therein, sufficient for the hiring Party to meet its obligations

under this Agreement. The activities of any Affiliate or subcontractor shall be deemed to be the activities of the engaging Party. The engaging Party will be fully responsible and liable to the other Party for the performance of activities under this Agreement and full compliance with all terms and conditions of this Agreement by its Affiliates and subcontractors.

2.6 Third Party Technology and Materials. The Parties acknowledge that each Party may have or may acquire rights to Third Party technology or materials that are reasonably necessary or desirable for the Project ("Third Party Technology and Materials") and that the Parties may desire to use such Third Party Technology and Materials in the conduct of the Project. The Parties acknowledge that Third Party Technology and Materials may be subject to certain restrictions or other terms and conditions set forth in one or more agreements under which the Parties obtain access and/or rights to such Third Party Technology and Materials. Each Party agrees to coordinate and reasonably cooperate in good faith in any efforts to obtain licenses to such Third Party Technology and Materials, including good faith efforts to obtain terms and conditions that are mutually favorable to the Parties in relation to this Agreement, including rights sufficient to permit each Party to use such Third Party Technology and Materials in its conduct of the Project. Prior to a Party delivering to the other Party or using with or incorporating any Third Party Technology and Materials in any Project Information, FusR1 Plant IP, Project IP or FusR1 Plants, the use of which would subject the other Party to any restrictions or other terms or conditions not imposed by any other provision of this Agreement or impose any payment obligation in relation to a FusR1 Plants, such Party shall notify the Development Committee. Either Party shall have the right to obtain rights to such Third Party Technology and Materials in its reasonable discretion.

2.7 Records; Reports. Each Party shall maintain sufficient records of its operations and activities under the Project as is reasonably required for regulatory and patenting purposes, in accordance with such Party's document retention policy. Each Party shall promptly provide the other Party with copies of such records as such Party may reasonably request, solely to the extent they relate to activities conducted pursuant to the Project. Each Party's Principal Investigator for the Project will generate and submit to the other Party's Principal Investigator (a) a quarterly written progress report describing the results and progress of the activities for the Project during the prior quarter, and (b) a final report of the Project no later than thirty (30) days after the termination or expiration of the Project Term.

2.8 Regulatory Permits for Project Activities. Each Party and/or its Affiliates shall have sole responsibility for securing all necessary regulatory permits, approvals, licenses and/or product registrations necessary for such Party to perform its activities and obligations under the Project, including any permits required for the growing, handling, storing, transporting or disposing of Supplied Property or Materials. Upon reasonable request by a Party, the other Party shall provide reasonable assistance with the foregoing, at the sole cost and expense of the requesting Party.

2.9 Joint Research Agreement. It is the Parties' intention that this Agreement is a "joint research agreement" as that phrase is defined in 35 U.S.C. §100(h) for purposes of 35 U.S.C. §102(c).

2.10 Exclusivity of Activities. During the Term, except pursuant to the activities to be undertaken under the Project and the Commercialization of FusR1 Plants under this Agreement, EG shall, and shall cause its Affiliates not to, engage in, license, authorize, permit, sponsor, advise, assist, enable or

otherwise support development or Commercialization of any Gene-Edited *Musa* varieties in the Field.

ARTICLE 3
DEVELOPMENT COMMITTEE

3.1 Development Committee. Upon execution of this Agreement, the Parties shall promptly establish a development committee ("Development Committee") comprised of an equal number of technical representatives of both Parties (which will initially be two). The Development Committee shall meet at least semi-annually during the Project Term, by either tele- or video- conference or in-person at times and locations mutually agreed by the Development Committee. Either Party may call an additional meeting of the Development Committee by providing written notice of the meeting to the other Party at least five (5) business days in advance of such meeting. The Development Committee will be co-led and managed by each Party's designated principal investigator ("Principal Investigator"), who will be responsible for overseeing and coordinating the Project. Each Party may also involve additional participants in the Project and Development Committee as appropriate, by providing written notice to the other Party of such change.

3.2 Development Committee Functions during the Project Term. The role of the Development Committee is to manage, coordinate and make decisions regarding the technical activities conducted in the Project during the Project Term. The Development Committee shall have the following responsibilities:

(a) Determining and memorializing experimental designs and protocols and technical specifications;

(b) Interpreting and evaluating results and other technical details of the Project;

(c) Coordinating the exchange of Supplied Property for use in the Project;

(d) Reviewing and monitoring the Parties' performance of their respective obligations under each Project Plan and conducting scientific discussions regarding the results of the Project;

(e) Periodically reviewing whether there is a need to amend a Project Plan and, to the extent necessary and agreed by the Parties, preparing in writing any amendment to such Project Plan;

(f) Reviewing and evaluating Intellectual Property matters related to freedom-to-operate under Third Party Intellectual Property with respect to FusR1 Plants; and

(g) Making any other decisions expressly assigned to the Development Committee and performing any other functions as appropriate to further the purposes of this Agreement as allocated to the Development Committee in writing by the Parties.

Each Party will use good faith efforts to facilitate and assist the efforts of the Development Committee. The Development Committee has no authority to make any decision that may amend, contradict or otherwise be inconsistent with any terms or provisions of the Agreement, including any change to a Party's obligations under the Agreement, to any of the rights granted to the Parties or to any financial or commercial terms.

3.3 Dissolution of the Development Committee Functions after the Project Term. Upon expiration or earlier termination of the Project Term, the Development Committee will have a final meeting to review the results of the Project. Following such meeting, the Development Committee will be dissolved and shall have no further authority or responsibility.

3.4 Decision-Making. All decisions in the Development Committee will be made unanimously with representatives of each Party collectively having one (1) vote. In the event that the Development Committee cannot reach a unanimous decision on a matter relating to the activities under the Project within the responsibilities of the Development Committee, the Development Committee will notify the Senior Executives of the Parties, who will co-operate in good faith to resolve the dispute as amicably as possible within thirty (30) days of such notice. If such representatives are unable to resolve such dispute within thirty (30) days of such notice, Dole will have the final decision-making authority with respect to matters within the scope of the responsibilities of the Development Committee; *provided*, that EG shall not be obligated, as a result of Dole's final decision-authority, to (a) violate any obligation or agreement it may have with any Third Party, (b) violate any applicable Law, (c) incur any costs or commit any resources to any Project Plan beyond what has been previously agreed by the Parties under such then-existing Project Plan, (d) implement any Intellectual Property in a manner that is not technologically feasible, or (e) transfer any EG Background IP to Dole except as provided in a Project Plan, in each case ((a)-(e)) without EG's consent; *provided further*, that the following matters shall not be subject to Dole's final decision-making authority: (i) reallocation of a Party's responsibilities under the Project Plan to the other Party; (ii) any change to the Initial Acceptance Criteria under the Initial Project Plan or any other acceptance criteria agreed to by the Parties under any other Project Plan; and (iii) any amendment to any Project Plan.

3.5 Freedom-to-Operate. Prior to the end of the Project Term, the Development Committee shall conduct freedom-to-operate investigations to assess the risk of whether the Commercialization of FusR1 Plants might infringe, violate, or misappropriate the Intellectual Property rights of any Third Party. Both Parties shall reasonably cooperate with the Development Committee in such freedom-to-operate investigations, and the Parties shall equally share all reasonable third-party costs of such freedom-to-operate investigations.

ARTICLE 4
COMMERCIALIZATION

4.1 Acceptance. Once the Development Committee believes FusR1 Plants are ready for Commercialization, the Development Committee shall provide written notice to Dole. Once Dole has received such written notice, Dole shall evaluate such FusR1 Plants to determine if, in Dole's sole and reasonable discretion, the FusR1 Plants are ready and suitable for Commercialization, which determination may take into account Dole's assessment, based on freedom-to-operate investigations conducted pursuant to Section 3.5, of whether the Commercialization of the FusR1 Plants poses an unsatisfactory risk of infringing, violating, or misappropriating the Intellectual Property rights of any Third Party. If Dole determines that FusR1 Plants are ready for Commercialization, then Dole shall provide a written notice to EG of the acceptance of such FusR1 Plants ("Notice of Acceptance"). Following such Notice of Acceptance, EG shall promptly deliver to Dole a Note in an original principal amount that is equal to the sum of (A) the amounts paid by Dole to EG pursuant to Section 5.2 and (B) USD 750,000.

4.2 Commercialization Responsibilities. Dole shall have the exclusive right to direct and control the Commercialization of FusR1 Plants in the Field in the Territory itself or through an Affiliate or subcontractor. Dole shall use Commercially Reasonable Efforts to Commercialize FusR1 Plants following the Notice of Acceptance. If EG believes Dole has failed to satisfy the obligations set forth in the preceding sentence, EG may provide written notice to Dole of such belief. Within sixty (60) days of such written notice, Dole shall respond in writing summarizing its efforts and the Parties shall discuss such efforts within sixty (60) days of Dole's written response. If, after such discussion, EG still believes in good faith that Dole has not satisfied its obligations set forth in this Section 4.2, then EG may elect to pursue resolution of such dispute under ARTICLE 12. Dole's failure to comply with this Section 4.2 may only be considered a material breach of this Agreement if Dole has failed to use Commercially Reasonable Efforts to Commercialize FusR1 Plants within the Territory as a whole (and not on a country-by-country or individual market basis).

4.3 Reporting. Following Dole's provision of a Notice of Acceptance, Dole shall provide EG with a written report describing in reasonable detail the general status of activities toward pursuit of Regulatory Approval and Commercialization of FusR1 Plants on a semi-annual basis. Such written reports and the information contained therein shall constitute Confidential Information of Dole.

4.4 Regulatory Approvals for Commercial Activities; Stewardship.

(a) Dole shall have sole responsibility, at Dole's sole cost and expense, for securing all necessary Regulatory Approvals required for Commercialization of FusR1 Plants that are Commercialized by Dole and/or its Affiliates or cause its subcontractors to so secure. Upon reasonable request by Dole, EG shall provide reasonable assistance with the foregoing, at Dole's sole cost and expense.

(b) The Parties acknowledge that there may be stewardship and monitoring requirements applicable to FusR1 Plants during the Term, including in connection with Regulatory Approvals of such FusR1 Plants. Dole has the right to control the design (at its cost) and implementation of any stewardship program throughout a given country or jurisdiction that may be necessary to support the Commercialization of FusR1 Plants in such country or jurisdiction. Dole shall bear its own costs of implementing any such program and shall be responsible for complying with such stewardship program. Upon reasonable request by Dole, EG shall provide reasonable assistance with such stewardship program, at Dole's sole cost and expense.

ARTICLE 5
FINANCIALS

5.1 Development Payments for Initial Project Plan. In support of and as partial consideration for EG's performance of its activities under this Agreement (including payments for Third Party service providers (other than as set forth in Section 5.2) to support Project activities), Dole shall pay EG the payments set forth in the following table:

Payment Due Date	Payment Amount
Within 30 days of the Effective Date	USD 800,000
12-month anniversary of the Effective Date	USD 800,000
36-month anniversary of the Effective Date	USD 250,000
48-month anniversary of the Effective Date	USD 250,000

Immediately following each such payment, EG shall deliver to Dole a Note in an original principal amount that is equal to the amount of such payment.

5.2 University of Wisconsin Agreement. Dole shall pay EG the undisputed amounts invoiced to EG by the University of Wisconsin under the University of Wisconsin Agreement and such undisputed amounts shall become due and payable by Dole sixty days following Dole's receipt of an invoice from EG; provided, however, that Dole shall not be required to pay EG for amounts in excess of USD 2,200,000, unless Dole has expressly approved such amounts in writing.

5.3 Additional Development Payments. Dole will pay EG, during the License Term (and for any additional periods set forth in Section 13.6), a one-time payment of [redacted] when such FusR1 Plants are either (a) sold, distributed, or otherwise transferred to a Third Party by or on behalf of Dole or any of its Affiliates or its or their subcontractors for use in Production, or (b) used by or on behalf of Dole or any of its Affiliate or its or their subcontractors in Production ("Additional Development Payments"). For avoidance of doubt, once an Additional Development Payment has been paid for a particular FusR1 Plant, no further Additional Development Payments shall be owed for such FusR1 Plant. For clarity, Additional Development Payments are not due for the sale, distribution, transfer, or use of any fruit of a FusR1 Plant intended for consumption. All non-disputed Additional Development Payments shall be payable for each Reporting Period and shall be due to EG within thirty (30) days following the end of each Reporting Period. Dole may deduct from the Additional Development Payments that it owes during each Reporting Period all Third Party Payments that Dole or its Affiliates paid during such Reporting Period; provided that Dole may only deduct Third Party Payments for Third Party Intellectual Property rights that, in Dole's reasonable discretion, would not likely be infringed, violated, or misappropriated by the FusR1 Plants or Commercialization thereof but for the FusR1 Plant IP, Project IP, EG Materials, EG Information, or EG Background IP.

5.4 Reports. After the first commercial sale of a FusR1 Plants anywhere in the Territory, Dole shall deliver written reports to EG quarterly within thirty (30) days following the previous Reporting Period, stating in each report the following information: (a) the number and description of individual FusR1 Plants that were either sold, distributed, or otherwise transferred to a Third Party by or on behalf of Dole or any of its Affiliates for Production, or used for the first time by or on behalf of Dole or an Affiliate in Production; (b) the amount of any Third Party Payments deducted from the Additional Development Payments, if applicable, and (c) the amounts of Additional Development Payments payable to EG pursuant to this Agreement with respect to such FusR1

Plants. If no Additional Development Payments were payable for any Reporting Period, Dole's report shall so state.

5.5 Records. Dole shall, and shall cause its Affiliates to, keep accurate books and records of all activities for which Additional Development Payments are owed hereunder and maintain such records for a period of three (3) years following the end of the Reporting Period to which they pertain as reasonably required for the purpose of verifying the amounts payable, including verifying the number of FusR1 Plants (a) sold, distributed, or otherwise transferred to a Third Party by or on behalf of Dole or any of its Affiliates for use in Production or (b) first used by or on behalf of Dole or an Affiliate in Production under this Agreement.

5.6 Audits. During the Term and for a period of three (3) years thereafter, EG or its representatives or independent external auditors, upon reasonable written notice to Dole, shall have the right, solely at EG's expense, no more than once each calendar year during the License Term, and only once in the calendar year immediately following termination or expiration of this Agreement, to inspect, during Dole's regular business hours, such books and records maintained pursuant to Section 5.5. In the event the examination shows an underpayment, Dole shall pay EG the amounts underpaid. In addition, in the event the examination shows an underpayment of more than five percent (5%) for any year examined, Dole shall reimburse EG for all reasonable costs and expenses of such examination.

5.7 Set Off. Notwithstanding anything in this Agreement to the contrary, Dole shall be entitled to set off and apply all or a portion of the then-outstanding balance of the Notes issued to Dole hereunder against any Additional Development Payments owed by Dole to EG in the following order: (1) the first Note delivered pursuant to Section 5.1, (2) the second Note delivered pursuant to Section 5.1, (3) the third Note delivered pursuant to Section 5.1, (4) the fourth Note delivered pursuant to Section 5.1, and (5) the Note delivered pursuant to Section 4.1. With respect to a particular Reporting Period, the Note issued pursuant to Section 4.1 shall not be used to set off more than fifty percent (50 %) of the Additional Development Payments owed for such Reporting Period. For clarity, if any balance on a Note remains outstanding after a portion of the balance is applied to set off against any Additional Development Payments owed by Dole, then such outstanding balance may be used to set off against future Additional Development Payments. Dole shall notify EG promptly of any such set off, provided that the failure to give such notice shall not affect the validity of such set-off.

5.8 Late Payments. With respect to any undisputed amounts owed by Dole to EG under this Agreement that are not paid within thirty (30) days following written notice from EG that such undisputed amounts have not been paid by the applicable due date set forth herein, such undisputed amounts shall accrue interest from the date of such written notice until the date of payment at a per-annum rate of 4% plus the then-current prime interest rate reported in *The Wall Street Journal* or the maximum rate allowable by applicable Law, whichever is less.

5.9 Tax.

(a) Each Party shall be solely responsible for the payment of, and shall pay when due, any federal, state, local, foreign or other tax, duty, levy, impost, fee, assessment or other governmental charge, including without limitation income, gross receipts, business, occupation, sales, stamp, value-

added, excise (or similar transfer taxes), use, or other tax of any kind whatsoever and any premium, together with any interest, penalties, surcharges, fines and additions attributable to or imposed with respect to the foregoing that may be payable by such Party in connection with this Agreement. All amounts payable pursuant to this Agreement are understood as subject to any applicable withholding taxes. In the case that Dole is obliged by Law to withhold taxes on payments due to EG under this Agreement, such taxes shall be withheld by Dole from amounts due to EG and paid to the relevant tax authorities by Dole on behalf of EG, and Dole shall send to EG reasonable evidence of such obligation to withhold such taxes and payment of such taxes within thirty (30) days following Dole's receipt of a written request from EG for the same, and Dole shall use reasonable efforts to assist EG to recover such taxes. Each Party is responsible for all other taxes (including, but not limited to, net income, gross receipts, franchise, or property taxes and taxes arising from transactions between such Party and its customers) imposed on such Party under applicable Laws and arising as a result of this Agreement or the transactions contemplated in this Agreement.

(b) Each Party shall reasonably cooperate with each other in order to allow the Parties to benefit to the maximum extent from any applicable double tax treaties (*e.g.* if applicable, Dole will submit appropriate documents to the tax authorities prior to, on or after the date of payment; EG will submit the evidence of the payment of certain withholding tax, if applicable).

ARTICLE 6
LICENSE GRANTS

6.1 Development License Grant to EG. Subject to the terms and conditions of this Agreement, Dole hereby grants to EG, and EG hereby accepts, a royalty-free, non-exclusive, non-sublicensable (except to EG Affiliates and applicable subcontractors pursuant to Section 2.5), non-transferable (except pursuant to Section 14.1), worldwide, license to use the Dole Background IP during the Project Term solely to the extent needed to allow EG to perform its obligations under the Project.

6.2 Development License Grants to Dole. Subject to the terms and conditions of this Agreement, EG hereby grants to Dole, and Dole hereby accepts a royalty-free, non-exclusive, non-transferable (except pursuant to Section 14.1), non-sublicensable (except to Dole Affiliates and applicable subcontractors pursuant to Section 2.5), worldwide, license to use the EG Background IP and the Project IP in each case solely to the extent needed to allow Dole to perform its obligations under the Project.

6.3 Commercial License Grants to Dole. Subject to the terms and conditions of this Agreement, EG agrees to grant and hereby grants to Dole, and Dole hereby accepts:

(a) an exclusive, non-transferable (except pursuant to Section 14.1), non-sublicensable (except to Dole Affiliates and applicable subcontractors pursuant to Section 6.4), license under the Project IP to make, have made, use, sell, offer for sale and import, export and otherwise Commercialize FusR1 Plants in the Field in the Territory during the License Term (and for any additional periods set forth in Section 13.6).

(b) a non-exclusive, non-transferable (except pursuant to Section 14.1), non-sublicensable (except to Dole Affiliates and applicable subcontractors pursuant to Section 6.4), license under the EG

Background IP to make, have made, grow, have grown, use, sell, offer for sale, import, export and otherwise Commercialize FusR1 Plants in the Field in the Territory during the License Term (and for any additional periods set forth in Section 13.6).

6.4 Subcontracting of Commercial Activities. Under the licenses granted to Dole in Section 6.3, Dole has the right to have its Affiliates and Third Party subcontractors practice, on its and its Affiliates' behalf, the license rights granted in Section 6.3. Dole shall not have any subcontractor perform any activity under this Agreement unless such subcontractor has executed written agreements with Dole or an Affiliate of Dole consistent with all relevant terms and conditions of this Agreement, including obligations to maintain the confidentiality of any Confidential Information of EG in accordance with ARTICLE 9 and to assign to Dole any and all Intellectual Property made, created, conceived and/or reduced to practice by such Affiliate or subcontractor in each case sufficient for Dole to meet its obligations under this Agreement. The activities of any such Affiliate or subcontractor shall be deemed to be the activities of Dole. Dole will be fully responsible and liable to EG for the performance of activities under this Agreement and full compliance with all terms and conditions of this Agreement by its applicable Affiliates and subcontractors.

6.5 No Additional Rights. Nothing in this Agreement shall be construed to confer any rights upon either Party or its Affiliates or any Third Party by implication, estoppel or otherwise as to any Intellectual Property of the other Party other than as expressly set forth herein.

ARTICLE 7
INTELLECTUAL PROPERTY OWNERSHIP

7.1 Background IP. Each Party retains all right, title and interest in and to all of its Background IP.

7.2 Ownership by Inventorship. Except as expressly provided in Sections 7.3, ownership of any invention or discovery, whether or not patentable, that is made, conceived, generated or reduced to practice, in whole or in part, in the course and as a result of the conduct of the activities contemplated by this Agreement shall be determined in accordance with the rules of inventorship under United States patent laws.

7.3 EG Ownership. Regardless of inventorship, as between the Parties, EG shall own all right, title and interest in and to all Project IP and FusR1 Plant IP. Dole hereby assigns to EG, free of all liens and encumbrances, all right, title and interest of Dole or its Affiliates or contractors in and to all Project IP and FusR1 Plant IP. Dole shall execute and shall cause such Affiliates or contractors to execute any document or take any reasonable action as reasonably requested by EG to effect any such assignment.

7.4 Rights in Materials. Each Party shall retain all right, title and interest in and to the Supplied Property provided by it to the other Party under this Agreement, including all Intellectual Property rights thereto.

ARTICLE 8
INTELLECTUAL PROPERTY PROTECTION

8.1 Patent Prosecution Responsibility.

(a) Background IP. Each Party shall have sole Control, in its discretion, in its name and at its sole cost and expense over the Prosecution of its Background IP.

(b) FusR1 Plant IP and Project IP. EG shall have the first right to Control in its discretion, in EG's name and at its sole cost and expense, the Prosecution of all FusR1 Plant IP and Project IP. Dole shall be given the opportunity to provide advice to EG regarding such Prosecution of such FusR1 Plant IP and Project IP, and EG shall reasonably consider in good faith any comments timely received from Dole.

(c) Abandonment of FusR1 Plant IP and/or Project IP. EG shall notify Dole in writing in the event it, for any reason, elects not to file, not to pursue in a particular country, or abandon the Prosecution of a particular Patent within Program Patents (without initiation of the Prosecution of a substitution therefor). Such notification shall be given at least sixty (60) days prior to the date on which such Patent will lapse or go abandoned. Dole shall then have the right, but not the obligation, exercisable upon written notification to EG, to assume full responsibility, at its discretion and its sole cost and expense, for Prosecution of such Patent.

(d) Cooperation. Each non-prosecuting Party will reasonably cooperate with the prosecuting Party, at the prosecuting Party's expense, in the Prosecution of Intellectual Property rights as described in this Section 8.1 and in perfecting the other Party's legal right, title and interest thereto.

8.2 Enforcement and Cooperation.

(a) Notification of Infringement. If either Party becomes aware of any infringement or suspected infringement by any Third Party of any Background IP, FusR1 Plant IP, or Project IP, in each case in the Field, such Party shall promptly notify the other Party of such activity and shall provide the other Party with the available evidence, if any, of such infringement or suspected infringement.

(b) Background IP. Each Party shall have sole Control over enforcement of its Background IP against any and all infringements, misappropriations or other violations by any Third Party.

(c) FusR1 Plant IP and Project IP in the Field. Except as set forth in this Section 8.2(c), Dole shall have sole Control of the enforcement of the FusR1 Plant IP and the Project IP in the Field against any and all infringements, misappropriations or other violations by any Third Party, at its sole cost and expense. Dole shall provide written notice to EG once Dole has made a decision to enforce or to not enforce the FusR1 Plant IP and/or Project IP with respect to any particular infringement or suspected infringement in the Field. If, within thirty (30) days of such written notice, EG notifies Dole in writing that EG desires to participate in such enforcement, then (i) EG shall reimburse Dole for twenty percent (20%), or such other percentage as the Parties agree at the time, of all reasonable expenses, legal fees, and costs incurred in connection with the enforcement of such FusR1 Plant IP and/or Project IP, and (ii) all proceeds from any enforcement under this Section 8.2(c) (whether as settlement fees, license fees, royalties, damages or otherwise) shall first be used to reimburse the Parties' for their expenses, legal fees, and costs incurred in connection

with such enforcement, second to EG in an amount equal to such royalty as would apply to all FusR1 Plants included in the infringement, and any remaining proceedings shall be shared as follows: eighty percent (80%) to Dole and twenty percent (20%) to EG (or at such other percentage as the Parties shall agree at the time). If EG does not provide such written notice to Dole that EG desires to participate in such enforcement, then such enforcement will be at Dole's sole cost and expense, and Dole shall be entitled to one hundred percent (100%) of all remaining proceeds from such enforcement. If EG desires to Control the enforcement of the FusR1 Plant IP or the Project IP against a particular infringement, misappropriation or other violation in the Field by any Third Party because Dole has provided written notice to EG that Dole has decided to not enforce or has not initiated enforcement against such infringement, misappropriation or other violation of the FusR1 Plant IP or the Project IP, then EG shall provide written notice to Dole. If Dole does not notify EG within sixty (60) days of such written notice that Dole desires to Control such enforcement, then EG shall have the right to Control the enforcement of the FusR1 Plant IP and the Project IP against such infringement, misappropriation or other violation at its sole cost and expense and shall be entitled to one hundred percent (100%) of all proceeds from such enforcement. If Dole notifies EG within sixty (60) days of such written notice that Dole desires to Control such enforcement, then Dole shall have the right to Control such enforcement in accordance with this Section 8.2(c).

(d) Project IP Outside the Field. As between the Parties, EG shall have sole Control over and bear its own costs for enforcement of all FusR1 Plant IP and Project IP outside of the Field against any and all infringements, misappropriations or other violations by any Third Party, and EG shall be entitled to all proceeds from such enforcement.

(e) Cooperation. Each Party will reasonably cooperate with the enforcing Party, at the enforcing Party's expense, in the planning and execution of any action to enforce the FusR1 Plant IP and Project IP as described in Section 8.2(c), including, if required to bring any such action, the furnishing of a power of attorney or joining such action as a party, provided that (i) Dole will not make any admissions, or consent to the making of any order by any court, regarding the scope, validity or enforceability of any of the Project IP without the prior, written consent of EG; and (ii) the enforcing Party will keep the other Party reasonably informed with regards to any steps taken in response to an infringement and will reasonably consult the other Party over proposed future steps that are likely to have a material effect on the conduct of any legal action.

ARTICLE 9
CONFIDENTIALITY; PUBLICATION

9.1 Confidential Information. It is anticipated that it may be necessary, in connection with their obligations under this Agreement, for the Parties hereto to disclose to each other Confidential Information. Confidential Information shall include information disclosed in writing or other tangible form, including samples of materials. If disclosed orally, the Confidential Information shall be summarized in written form within thirty (30) days by the disclosing Party and a copy provided to the recipient. Notwithstanding the foregoing, the obligations of confidentiality and limited use provided for in this ARTICLE 9 shall not apply to any Confidential Information that:

(a) is publicly available by publication or other documented means at the time of receipt from the disclosing Party or later becomes publicly available through no act or fault of recipient;

(b) is already known to recipient before receipt from the disclosing Party, as demonstrated by recipient's written records;

(c) is made known to recipient by a Third Party who did not obtain it directly or indirectly from the disclosing Party and who is not obligated to hold it in confidence; or

(d) is independently developed by the recipient without use of or reference to the disclosing Party's Confidential Information, as evidenced by contemporaneous written records.

Specific information should not be deemed to be within any of these exclusions merely because it is embraced by more general information falling within these exclusions.

9.2 Confidentiality and Limited Use. All Confidential Information disclosed to the recipient shall remain the property of the disclosing Party and shall be maintained in confidence by the recipient and shall not be disclosed to Third Parties by the recipient and, further, shall not be used except for purposes contemplated in this Agreement. All confidentiality and limited use obligations with respect to the Confidential Information shall terminate five (5) years after the termination or expiration of this Agreement. Notwithstanding anything to the contrary herein, the obligations to protect a disclosing Party's Confidential Information constituting a trade secret shall not expire, as long as such Confidential Information retains its trade secret status.

9.3 Permitted Disclosures. Notwithstanding the foregoing, either Party may disclose Confidential Information of the other Party:

(a) in connection with an order of a court or other government body or Regulatory Authority, or as otherwise required by or in compliance with applicable Laws; provided, however, that the disclosing Party provides the other Party with reasonable advance notice and takes reasonable measures to obtain confidential treatment of such Confidential Information;

(b) as necessary for the recipient to exercise or enjoy any right that the recipient is granted or has, in or under this Agreement, including filing for any Intellectual Property or filing any regulatory submissions as permitted under this Agreement;

(c) in connection with either (i) an actual or potential bona fide commercial agreement, acquisition, merger or other transaction in which a Third Party involved in such transaction requests such information as part of its diligence process provided that such Third Party is bound by confidentiality obligations no less restrictive than the restrictions set forth in this Agreement or (ii) as required by any law, rule, regulation or order of any court, government agency or any other regulatory entity, including the U.S. Securities and Exchange Commission ("SEC") and/or any applicable securities exchange;

(d) as permitted in Section 9.6;

(e) in confidence to its attorneys, accountants, auditors, banks, existing or potential investors and its advisors, so long as, in each case, the entity to which disclosure is made is bound to confidentiality on terms consistent with those set forth herein; and

(f) in confidence to its Affiliates, officers, employees, or subcontractors who need to know such Confidential Information, so long as, in each case, the person or entity to which disclosure is made is bound by obligations of confidentiality and limited use consistent with those contained in this Agreement; provided that any breach by such persons or entities of such obligations shall be deemed a breach of this Agreement by the recipient.

9.4 Return of Confidential Information. Upon termination of this Agreement or at any time upon the request of the disclosing Party, all originals and copies of Confidential Information in written or other tangible form will be returned to the disclosing Party or destroyed by recipient under instruction of the disclosing Party. One copy of each document may be retained solely for legal archiving purposes. Nothing in this Section 9.4 shall be construed as requiring a Party to return or destroy Confidential Information necessary for such Party to exercise or enjoy any right that such Party is granted or has, in or under this Agreement for so long as such Party has such right.

9.5 Confidential Status of Agreement. Except as otherwise provided in this Section 9.5, the terms of this Agreement shall be deemed Confidential Information of both Parties and shall be dealt with according to the confidentiality requirements of this ARTICLE 9. Following the Effective Date, Dole shall be permitted to make a general press release regarding the subject matter of this Agreement. Following Dole's press release, EG shall be permitted to issue a press release in substantially the same form of the press release attached hereto as Exhibit C, and EG may release such press release for publication in general circulation periodicals and news wires thereafter. Except as expressly permitted in this Agreement, neither Party shall make any public statements or respond to any press inquiries regarding the Project or the subject matter of this Agreement without the other Party's prior written consent, provided that neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that has already been publicly disclosed by such Party or by the other Party in accordance with this Section 9.5, provided that such information remains accurate as of such time and provided the frequency and form of such disclosure are reasonable. Each Party shall have the right to disclose the terms of this Agreement as such disclosure may be required by applicable Laws (including disclosure requirements of the SEC, judicial order, or applicable securities exchange). If either Party is required to file this Agreement with the SEC or other governmental agency or any stock exchange on which securities issued by a Party or its Affiliate are traded, such Party shall provide reasonable prior notice to the other Party, and such Party shall use reasonable efforts to seek and obtain confidential treatment for the provisions of this Agreement that the other Party requests be redacted or otherwise remain confidential; provided that such Party shall retain ultimate discretion to disclose such information to the SEC or any stock exchange or other governmental agency (as the case may be) as such Party determines, based on advice of legal counsel, is required to be so disclosed. Except as expressly set forth in this ARTICLE 9, neither Party (or its Affiliates) shall be obligated to consult with or obtain approval from the other Party with respect to any filings with the SEC or any stock exchange or other governmental agency where such filings do not disclose Confidential Information of the other Party.

9.6 Publications. For the purposes of this Section 9.6, "publications" shall include both written and oral publications (*e.g.*, at conferences). Any publication relating to the Project, Project Information, or Project IP shall be provided to each Party's representative no later than thirty (30) days prior to the planned submission date, and shall be subject to approval by each Party in accordance with this Section 9.6. Approval for a proposed publication shall be given by the other

Party within thirty (30) days of receipt by each Party's appointed representative of a full copy or full details of any proposed publication, which approval may be given on a qualified basis subject to specified deletions or amendments and may be refused or further delayed for reasons of protection of Confidential Information or preservation of rights to seek registered Intellectual Property protection. For clarity, no publication relating to the Project, Project Information, or Project IP shall be made unless and until full approval has been obtained from the Parties' respective responsible representatives pursuant to this Section 9.6. All publications shall give due acknowledgment of and recognition to the scientists of the Parties which were involved in the subject matter so published.

ARTICLE 10
REPRESENTATIONS AND WARRANTIES; DISCLAIMER; LIMITATION OF LIABILITY

10.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that (a) such Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (b) such Party has the legal power and authority to execute, deliver and perform this Agreement; (c) the execution, delivery and performance by such Party of this Agreement has been duly authorized by all necessary corporate action; (d) this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms; and (e) the execution, delivery and performance of this Agreement will not cause or result in a violation of any law or of such Party's charter documents or of any contract by which such Party is bound.

10.2 Dole Representations and Warranties. Dole represents and warrants to EG that (a) Dole has the right to grant the licenses that it is granting hereunder; (b) Dole has the right to assign its rights in the Project IP to EG as required in Section 7.2; (c) Dole's Affiliates, employees, agents and subcontractors or any other person(s) or entity conducting activities on its or their behalf under this Agreement shall be under an obligation to assign their rights in all Project IP developed by them to Dole and an obligation to sign any documents to confirm or perfect such assignment and to cooperate in the preparation and Prosecution of such Project IP; (d) Dole has the right to provide its Confidential Information and Supplied Property that it supplies to EG for use in the Project, and (e) to Dole's knowledge (i) such Confidential Information and Supplied Property, and the use thereof as permitted hereunder, does not infringe, violate, or misappropriate any Third Party's Intellectual Property rights and (ii) such Confidential Information and Supplied Property is not subject to any existing, pending, or threatened legal actions.

10.3 EG Representations and Warranties. EG represents and warrants to Dole that (a) EG has the right to grant the licenses that it is granting hereunder; (b) EG's Affiliates, employees, agents and subcontractors or any other person(s) or entity conducting activities on its or their behalf under this Agreement shall be under an obligation to assign their rights in all FusR1 Plant IP developed by them to EG and an obligation to sign any documents to confirm or perfect such assignment and to cooperate in the preparation and Prosecution of such FusR1 Plant IP; (c) no funding or facilities of any Governmental Authority, or funding or facilities of a university, college, other educational institution or research center has or will be used by EG or its Affiliates or subcontractors in performance of this Agreement except as set forth in the University of Wisconsin Agreement; (d) EG shall not amend or otherwise alter the University of Wisconsin Agreement without Dole's prior

written consent; (e) EG has the right to provide its Confidential Information and Supplied Property that it supplies to Dole for use in the Project; and (f) to EG's knowledge (i) such Confidential Information and Supplied Property, and the use thereof as permitted hereunder, does not infringe, violate, or misappropriate any Third Party's Intellectual Property rights and (ii) such Confidential Information and Supplied Property is not subject to any existing, pending, or threatened legal actions.

10.4 No Warranties. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, CONCERNING THE MATERIALS, SUPPLIED PROPERTY, ITS BACKGROUND IP, FUSR1 PLANT IP, PROJECT IP, THE PROJECT, FUSR1 PLANTS OR TRAITS AND THE RIGHTS GRANTED HEREUNDER, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AND EACH PARTY HEREBY DISCLAIMS THE SAME. THE PARTIES ACKNOWLEDGE THAT THIS AGREEMENT RELATES TO A DEVELOPMENT PROJECT THAT MAY NOT SUCCEED. WITHOUT LIMITING THE FOREGOING, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY REGARDING THE OUTCOME, SAFETY, USEFULNESS OR VALUE OF THE ACTIVITIES CONTEMPLATED BY THIS AGREEMENT. NEITHER WARRANTS THAT THE USE OF ANY SUPPLIED PROPERTY IS SAFE OR WITHOUT HAZARD.

10.5 Limitation of Liability. EXCEPT FOR A PARTY'S DEFENSE AND INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 11, LIABILITY FOR BREACH OF ARTICLE 9, OR LIABILITY ARISING FROM A PARTY'S FRAUD, INTENTIONAL MISREPRESENTATION, GROSS NEGLIGENCE, OR INTENTIONAL MISCONDUCT, NEITHER PARTY NOR ITS AFFILIATES SHALL BE LIABLE HEREUNDER TO THE OTHER PARTY, ITS AFFILIATES OR ANY OTHER PERSON OR ENTITY FOR SPECIAL, NON-COMPENSATORY, INDIRECT, INCIDENTAL, CONSEQUENTIAL, STATUTORY OR PUNITIVE DAMAGES OF ANY KIND (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR LOSS OF USE DAMAGES) ARISING OUT OF THE PERFORMANCE OR NONPERFORMANCE OF THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, NEGLIGENCE, STRICT PRODUCT LIABILITY, OR OTHERWISE, EVEN IF SUCH PARTY, ITS AFFILIATES OR OTHER PERSON OR ENTITY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES. THE LIMITATIONS SET FORTH ABOVE SHALL BE DEEMED TO APPLY TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW AND NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDIES.

ARTICLE 11
INDEMNIFICATION; INSURANCE

11.1 Indemnification of EG. Dole will indemnify, defend and hold harmless EG and its Affiliates and licensors, and its and their respective directors, officers, employees and agents ("EG Indemnitees"), from and against any and all liabilities, losses, costs, damages and expenses, including reasonable attorneys' fees (collectively, "Losses"), to the extent arising out of or

resulting from any claim, suit, action, demand or other proceeding made or brought against one or more EG Indemnitees by a Third Party resulting from, or arising from or occurring as a result of: (a) the gross negligence, willful misconduct, or fraud of Dole, its Affiliates or its subcontractors in connection with the performance by or on behalf of Dole of Dole's obligations or exercise of Dole's rights under this Agreement; (b) the use, development, manufacture, handling, storage, sale or other disposition of any FusR1 Plants by or on behalf of Dole, its Affiliates or its or their subcontractors, including any personal injury, death, property or environmental damage suffered as a result of any FusR1 Plants made, used or sold by or on behalf of Dole, its Affiliates or its or their contractors; (c) Dole's breach of its representations, warranties, covenants or obligation of Dole set forth in this Agreement; or (d) an allegation that any Materials or Information provided by Dole to EG, and/or the use thereof as permitted in this Agreement, infringes, misappropriates or otherwise violates the Intellectual Property rights of any Third Party. Notwithstanding the foregoing, Dole shall have no obligation under this Section 11.1 to the extent that an indemnifiable claim arises from the gross negligence, willful misconduct, or fraud of EG or any EG Indemnitee, and Dole shall have no obligation under Section 11.1(b) with respect to an indemnifiable claim to the extent EG is obligated to indemnify the Dole Indemnitees pursuant to Section 11.2 for such indemnifiable claim. In addition, Dole shall have no obligation under Section 11.1(d): (x) to the extent that an indemnifiable claim arises from possession and/or use of EG Materials, EG Information, EG Background IP, or Project IP as permitted in this Agreement or (y) with respect to claims for which EG is obligated to indemnify the Dole Indemnitees pursuant to Section 11.2(e).

11.2 Indemnification of Dole. EG will indemnify, defend and hold harmless Dole and its Affiliates, and its and their respective directors, officers, employees and agents ("Dole Indemnitees"), from and against any and all Losses to the extent arising out of or resulting from any claim, suit, action, demand or other proceeding made or brought against one or more Dole Indemnitees by a Third Party resulting directly from, or arising from or occurring as a result of: (a) the gross negligence, willful misconduct, or fraud of EG, its Affiliates or its subcontractors in connection with the performance by or on behalf of EG of EG's obligations or exercise of EG's rights under this Agreement; (b) EG's breach of its representations, warranties, covenants or obligation of EG set forth in this Agreement; (c) any personal injury, death, property or environmental damage suffered as a result of any tortious acts or omissions of EG, its Affiliates or its or their contractors; (d) an allegation that any Materials or Information provided by EG to Dole, and/or the use thereof in accordance with this Agreement, infringes, misappropriates or otherwise violates the Intellectual Property rights of any Third Party; or (e) an allegation that any FusR1 Plants, and/or the use or Commercialization thereof in accordance with this Agreement, infringes, misappropriates or otherwise violates the Intellectual Property rights of any Third Party; provided, however that subpart (e) only applies to allegations based on the FusR1 Plant IP, Project IP, EG Materials, EG Information, or EG Background IP. Notwithstanding the foregoing, EG shall have no obligation under this Section 11.2 to the extent that an indemnifiable claim arises from the gross negligence, willful misconduct, or fraud of Dole or any Dole Indemnitee.

11.3 General Process. In the event that any EG Indemnitee or Dole Indemnitee is seeking indemnification under this ARTICLE 11("Indemnitee"), it shall inform Dole or EG, as applicable ("Indemnitor") of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the Indemnitor to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall reasonably cooperate as requested in the defense of the claim; provided, however, that the Indemnitee shall have the right

to retain its own counsel, at its own expense and discretion, to protect its interests, and the Indemnitor shall reasonably cooperate and provide reasonable assistance to the Indemnitee and its counsel. The Indemnitor agrees to keep the Indemnitee informed of the progress in the defense and disposition of such claim and to consult with the Indemnitee with regard to any proposed settlement. The Indemnitor must obtain the prior written consent of the Indemnitee, such consent not to be unreasonably withheld, to settle or compromise an indemnifiable claim if such settlement or compromise (i) does not include an unconditional release of the Indemnitee for any liability arising out of such claim, (ii) requires the Indemnitee to take or refrain from taking any action or otherwise adversely affects the Indemnified Party's rights under this Agreement, or (iii) requires the Indemnified Party to admit any liability. Notwithstanding the foregoing, in the event that an Indemnitee notifies the Indemnitor of any indemnifiable claim and the Indemnitor fails to defend the same within ten (10) days following delivery of the notice, the Indemnitee shall have the right (but not the obligation), at the Indemnitor's sole cost and expense, to retain counsel of its choosing to defend the claim.

11.4 Insurance. Each Party shall have and maintain, at its sole cost and expense, adequate liability insurance to protect against potential liabilities and risk arising out of activities to be performed under this Agreement and any agreement related hereto and upon such terms (including coverages and deductible limits) as are customary in the industry generally for the activities to be conducted by such Party under this Agreement. Such liability insurance shall insure against liabilities that could reasonably be expected to arise out of such Party's activities to performed hereunder, including liability related to Intellectual Property infringement, personal injury, physical injury, and property damage. This Section 11.4 shall not create any limitation on the Parties' liability under this Agreement.

ARTICLE 12
DISPUTE RESOLUTION

12.1 Negotiation; Escalation. The Parties will negotiate in good faith and use reasonable efforts to settle any dispute relating to this Agreement, including the breach, enforcement, validity, scope, interpretation or application of this Agreement, (a "Dispute"). Any Dispute will be referred to the Senior Executives of each Party, who will meet in-person, for attempted resolution. If such resolution is not reached within thirty (30) days after the date of referral to the Senior Executives, then, upon the written request of either Party to the other Party, other than a Dispute relating to the scope, validity, enforceability, or infringement of any Intellectual Property or the misappropriation of trade secrets as specified in Section 12.3, the Dispute will be subject to arbitration in accordance with Section 12.2.

12.2 Arbitration Procedures. The Parties agree that any Dispute that cannot be resolved between the Parties or the Senior Executives as set forth in Section 12.1 shall be finally resolved by binding arbitration in accordance with the rules of the American Arbitration Association then in effect (the "AAA Rules"), except to the extent such rules are inconsistent with this Section 12.2, in which case this Section 12.2 shall control.

(a) There shall be one arbitrator, who shall be selected jointly by the Parties within twenty (20) days of receipt by respondent of a copy of the demand for arbitration. If the Parties cannot agree on an

arbitrator, the arbitrator shall be appointed as provided by the AAA Rules. Any arbitrator chosen hereunder will have educational training and industry experience sufficient to demonstrate a reasonable level of scientific, financial, and industry knowledge relevant to the particular Dispute.

(b) The arbitration proceeding shall be conducted in the English language. The seat, or legal place, of arbitration shall be New York, New York, USA and the arbitration proceeding shall be held in New York, New York, USA; provided that the Parties may agree in writing to conduct individual hearings in other locations.

(c) The Parties agree that only documents directly relevant to the issues in dispute must be produced in any such arbitration. The arbitration shall be conducted as expeditiously as practicable, and the Parties and the arbitrator shall use reasonable efforts under the circumstances to hold the hearing on the merits no later than ninety (90) days after the appointment of the arbitrator, and the arbitrator shall use reasonable efforts under the circumstances to issue a final determination and, if applicable, a final award within twenty (20) days after the close of the hearing. Such final determination may relate, without limitation, to the existence of a material breach, the appropriate cure for a material breach, and/or whether a material breach has been cured. The arbitrator may award any remedy provided for under applicable Law and the terms of this Agreement, including damages, specific performance or other forms of injunctive relief, provided that the arbitrator is not empowered to award damages in excess of the limitation of liability set forth in Section 10.5. The arbitration determination and award shall be in writing and shall briefly state the findings of fact and conclusions of law on which it is based. The arbitration determination and award shall be final and binding on the Parties. The determination and award may be entered and enforced in any court having competent jurisdiction. The administrative charges, arbitrators' fees, and related expenses of any arbitration shall be paid equally by the Parties, but each Party shall be responsible for any costs or expenses incurred in presenting such Party's case to the arbitrators, such as attorney's fees or expert witness fees; provided, however, that if in the opinion of the arbitrator any claim by a Party hereto or any defense or objection thereto by the other Party was unreasonable, the arbitrator may in its discretion assess as part of the award all or any part of the arbitration expenses of the other Party as applicable (including reasonable attorneys' fees) and the fees and expenses of the arbitrator and the American Arbitration Association against the Party raising such unreasonable claim, defense or objection.

(d) Notwithstanding the Parties' agreement to arbitrate, the Parties hereby agree that either Party may apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief that is necessary to protect the rights or property of that Party. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitrator shall have full authority to grant provisional remedies and to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitrator's orders to that effect.

12.3 <u>IP Matters</u>. Notwithstanding the Parties' agreement to arbitrate, unless the Parties agree in writing in any particular case, claims and disputes between the Parties relating to or arising out of, or for which resolution depends on a determination of the scope, validity, enforceability or infringement of any Intellectual Property or the misappropriation of trade secrets, shall not be subject to arbitration under this Agreement, and the Parties may pursue whatever rights and remedies may

be available to them under law or equity, including litigation in a court of competent jurisdiction pursuant to Section 14.4, with respect to such claims and disputes.

ARTICLE 13
TERM AND TERMINATION

13.1 Term of Agreement. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with provisions of this ARTICLE 13 or in accordance with Section 14.5, shall continue for the duration of the Project Term and, if Dole has delivered a Notice of Acceptance, the License Term (the "Term").

13.2 Project Term. The "Project Term" means the time period beginning on the Effective Date of the Agreement and ending on the earlier of: (a) Dole delivering a Notice of Acceptance and (b) the termination of this Agreement in accordance with provisions of this ARTICLE 13 or in accordance with Section 14.5. If, by the fourth anniversary of the Effective Date, the Project Term has not ended and the Development Committee has not provided written notice to Dole that FusR1 Plants are ready for Commercialization, the Parties shall meet to discuss whether the Project remains viable. If, during such discussions, at least one of the Parties reasonably determines that the Project is no longer viable, then such Party may terminate the Agreement pursuant to Section 13.4. If the Project remains viable, then the Parties will continue to perform their obligations under the then-current Project Plan(s) and/or enter into one or more additional Project Plans in furtherance of the Project.

13.3 Extension of the License Term. Following EG's receipt of a Notice of Acceptance, the Parties shall negotiate in good faith an amendment to this Agreement solely for the purpose of extending the License Term and renegotiating the Additional Development Payments paid by Dole to EG in connection with Dole's continued exercise of its license rights set forth in Section 6.3 for such additional period. If, within one hundred and twenty (120) days of EG's receipt of the Notice of Acceptance, the Parties have not agreed upon an amendment to extend the License Term and renegotiate the Additional Development Payments for such extension period, then each Party shall appoint, in its reasonable discretion, an expert, and such experts shall jointly select a third expert. Each such expert will have educational training and industry experience sufficient to demonstrate a reasonable level of scientific, financial, and industry knowledge relevant to the licensing of the FusR1 Plants for the purpose of Commercialization, and each expert will not be employed by or have any material financial relationship with either Party or any of its Affiliates. Before accepting appointment, the expert shall disclose to the Parties any circumstances that might give rise to a reasonable basis for questioning the expert's impartiality or independence, or confirm in writing that no such circumstances exist and either Party may challenge the appointment of any expert if such Party has a reasonable basis for questioning such expert's impartiality or independence. Each Party may provide a confidential submission to such experts within thirty (30) days of their appointment. The experts may submit confidential questions to each Party, and each Party may respond in confidence to such questions. The experts shall not share a Party's confidential submissions, questions, or responses with the other Party. Such experts shall meet for a period not to exceed ninety (90) days for the purpose of proposing the terms of an amendment to this Agreement that would extend the License Term. Thereafter, such experts shall promptly submit a written proposal to the Parties ("Proposal"). Such Proposal shall contain (i) a proposed extended

License Term, (ii) proposed Additional Development Payments (for example, in the form of a one-time payment, a percentage of net sales, $X per FusR1 Plant, minimum annual payments, and/or the like) in consideration of Dole's continued exercise of its license rights set forth in Section 6.3 and the point in time from which Dole shall no longer owe any further Additional Development Payments in consideration of Dole's continued exercise of its license rights, and, if applicable, (iii) the effect of the termination or expiation of such extended License Term, and such Proposal shall not address any other terms or conditions of this Agreement, unless requested mutually in writing by the Parties. Following the submission of such Proposal to the Parties, the Parties shall have a sixty (60) day period to consider the Proposal. If either Party submits a written notice to the other Party prior to the end of such sixty (60) day period rejecting the Proposal (a "Rejection of Proposal"), then Section 13.6(c) or 13.6(e) shall apply as applicable, following the expiration of the License Term. If neither Party submits a Rejection of Proposal prior to the end of such sixty (60) day period, then the Parties shall enter into an amendment memorializing the terms of the Proposal. If the Parties fail to into enter into an amendment memorializing the terms of the Proposal within one hundred and eighty (180) days following the submission of such Proposal to the Parties, then the terms of the Proposal shall be automatically incorporated into this Agreement.

13.4 Termination without Cause. Prior to Dole's delivery of a Notice of Acceptance, (a) the Parties may mutually agree in writing to terminate this Agreement with no additional costs or expenses to either Party, (b) Dole may terminate this Agreement for any reason or for no reason by providing sixty (60) days' prior written notice to EG, or (c) either Party may terminate this Agreement if, during the discussions described in Section 13.2, such Party reasonably determines that the Project is no longer viable.

13.5 Termination for Cause. This Agreement may be terminated at any time during the Term:

(a) Final Determination of Uncured Material Breach. Upon written notice by either Party to the other Party that the other Party has materially breached the Agreement and not cured such breach within sixty (60) days (or thirty (30) days with respect to a breach of any payment obligations hereunder) after receiving written notice of such breach; provided, however, (i) if such breach is not reasonably capable of being cured in such 60-day or 30-day period, as applicable, then the period to cure such breach shall be extended for so long as the breaching Party continues to diligently take efforts to cure such breach and (ii) in the event of a good-faith dispute with respect to the existence of a material breach, the appropriate cure for a material breach, and/or whether a material breach has been cured, the 60-day or 30-day, as applicable, cure period will not run until such time as an arbitrator, in accordance with Section 12.2, has issued a written determination to the Parties that the alleged breaching Party has materially breached this Agreement and has failed to cure the same, following which, the 60-day or 30-day, as applicable, cure period will then be reset, and termination of this Agreement may proceed only if such material breach remains uncured following the end of such 60-day or 30-day, as applicable, cure period.

(b) Bankruptcy. By either Party upon written notice to the other Party, if the other Party becomes insolvent; is the subject of bankruptcy, insolvency or similar proceedings, in each case that is not dismissed within sixty (60) days; or upon an assignment of substantially all of the other Party's assets for the benefit of its creditors.

13.6 Effects of Termination.

(a) Effects of Termination Without Cause Prior to Dole's Delivery of a Notice of Acceptance. Upon any termination of this Agreement pursuant to Section 13.4 or if the Term expires prior to Dole delivering a Notice of Acceptance, the licenses granted in ARTICLE 6 shall terminate. In addition, if EG provides written notice to Dole prior to the effective date of termination that EG desires to license Dole's Background IP (a, "License Election"), then Dole shall grant, and hereby does grant effective on the effective date of termination, to EG a non-exclusive, non-transferable (except pursuant to Section 14.1), non-sublicensable (except to EG Affiliates and subcontractors), perpetual, irrevocable, royalty-free license under the Dole Background IP provided by or on behalf of Dole to EG under this Agreement to make, have made, use, sell, offer for sale and import, export and otherwise Commercialize FusR1 Plants in the Field in the Territory. In addition, Dole shall not, and shall cause its Affiliates and subcontractors to not, infringe, violate, or misappropriate any valid and enforceable FusR1 Plant IP, Project IP or EG Background IP.

(b) Effects of Termination by EG For Cause Prior to Dole's Delivery of a Notice of Acceptance. Upon any termination of this Agreement by EG pursuant to Section 13.5 or 14.5 prior to Dole delivering a Notice of Acceptance the licenses granted in ARTICLE 6 shall terminate. In addition, Dole shall grant, and hereby does grant effective on the effective date of termination, to EG a non-exclusive, non-transferable (except pursuant to Section 14.1), non-sublicensable (except to EG Affiliates and subcontractors), perpetual, irrevocable, royalty-free license under the Dole Background IP provided by or on behalf of Dole to EG under this Agreement to make, have made, use, sell, offer for sale and import, export and otherwise Commercialize FusR1 Plants in the Field in the Territory. In addition, Dole shall not, and shall cause its Affiliates and subcontractors to not, infringe, violate, or misappropriate any valid and enforceable FusR1 Plant IP, Project IP or EG Background IP.

(c) Effects of Termination by EG for Cause Following Dole's Delivery of a Notice of Acceptance or Expiration Following Dole's Delivery of a Rejection of Proposal. Upon any termination of this Agreement by EG pursuant to Section 13.5 or 14.5 following Dole's delivery of a Notice of Acceptance or resulting from the expiration of this Agreement following Dole's delivery of a Rejection of Proposal, (i) Dole may continue to exercise its license rights in Section 6.3 on a non-exclusive basis for a period of two (2) years ("Tail Period"), (ii) Dole's obligation to make Additional Development Payments pursuant to Section 5.3 shall survive until the end of the Tail Period, and (iii) Dole may continue to exercise its license rights in Section 6.3 on a non-exclusive basis indefinitely with respect to specific FusR1 Plants for which Dole has paid an Additional Development Payment prior to the end of such Tail Period (without further propagation or multiplication of such FusR1 Plants). In addition, Dole shall grant, and hereby does grant effective on the effective date of termination, to EG a non-exclusive, non-transferable (except pursuant to Section 14.1), non-sublicensable (except to EG Affiliates and subcontractors), perpetual, irrevocable, royalty-free license under the Dole Background IP provided by or on behalf of Dole to EG under this Agreement to make, have made, use, sell, offer for sale and import, export and otherwise Commercialize FusR1 Plants in the Field in the Territory. In addition, Dole shall not, and shall cause its Affiliates and subcontractors to not, infringe, violate, or misappropriate any valid and enforceable FusR1 Plant IP, Project IP or EG Background IP.

(d) Effects of Termination by Dole for Cause Prior to Dole's Delivery of a Notice of Acceptance. Upon any termination of this Agreement by Dole pursuant to Section 13.5 prior to Dole delivering

a Notice of Acceptance, (i) the licenses granted in ARTICLE 6 shall terminate, and (ii) EG shall promptly deliver to Dole a Note in an original principal amount that is equal to the amounts paid by Dole to EG pursuant to Section 5.2.

(e) Effects of Expiration Following EG's Delivery of a Rejection of Proposal. Upon expiration of this Agreement following EG's delivery of a Rejection of Proposal, (i) Dole may continue to exercise its license rights in Section 6.3 on a non-exclusive basis and such license rights shall become perpetual, irrevocable and royalty free, provided that upon such expiration of the Agreement Dole and its Affiliates shall no longer have the right to sell, distribute, or otherwise transfer FusR1 Plants to any Third Party for the purpose of growing (including planting, replanting, and/or cultivating) such FusR1 Plants other than to Contract Growers or to subcontractors as permitted in Section 6.4 and (ii) Dole's obligation to make Additional Development Payments pursuant to Section 5.3 shall terminate.

(f) Effects of Termination by Dole For Cause Following Dole's Delivery of a Notice of Acceptance. Upon any termination of this Agreement by Dole pursuant to Section 13.5 following Dole delivering a Notice of Acceptance, (i) Dole may continue to exercise its license rights in Section 6.3 on a non-exclusive basis and such license rights shall become perpetual, irrevocable and royalty free, and (ii) Dole's obligation to make Additional Development Payments pursuant to Section 5.3 shall terminate.

13.7 Survival. Expiration or termination of this Agreement will not release any Party from any obligations that, at the time of such expiration or termination, have already accrued to the other Party. In addition, any terms and conditions of this Agreement that, by their nature or otherwise reasonably should survive such expiration or termination of this Agreement shall survive; such terms and conditions include but are not limited to the terms and conditions set forth in ARTICLE 1, ARTICLE 7, ARTICLE 9, and ARTICLE 12 and Sections 2.7 (solely with respect to records), 5.3-5.8 (solely with respect to any Additional Development Payments due under the terms of this Agreement), 6.2, 6.3, and 6.4 (to extent such licenses survive termination or expiration), 6.5, 10.4, 10.5, 11.1-11.3, 13.6, 13.7, 14.1-14.4, and 14.7-14.15 of this Agreement.

ARTICLE 14
MISCELLANEOUS

14.1 Assignment. Except as otherwise provided herein, this Agreement and the licenses granted herein are not assignable by either Party to any Third Party without the prior written consent of the other Party, provided, however, that either Party may assign this Agreement, without such consent, to an Affiliate of such Party or upon a transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, provided in each case that such assignee delivers to the other Party a written instrument unconditionally agreeing to be bound by this Agreement. Notwithstanding the foregoing, any such assignment to an Affiliate shall not relieve the assigning Party of its responsibilities for performance of its obligations under this Agreement. The terms and conditions of this Agreement will be binding on and inure to the benefit of the successors and permitted assigns of the Parties. Any attempted assignment in violation of this Section 14.1 shall be null and void.

14.2 Amendment. This Agreement shall not be amended except by an instrument in writing executed by Dole and EG.

14.3 Entire Agreement. This Agreement, including any exhibits hereto, constitutes the entire, full, and complete agreement between the Parties concerning the subject matter hereof, and supersedes all prior agreements, negotiations, representations, and discussions, written or oral, express or implied, between the Parties in relation thereto.

14.4 Governing Law; Forum. This Agreement shall be interpreted and enforced in accordance with laws of the state of New York, USA, without regard to its conflicts of laws rules, provided, that those matters pertaining to the validity or enforceability of patent rights shall be interpreted and enforced in accordance with the laws of the territory in which such patent rights exist. The Convention on Contracts for the International Sale of Goods shall not apply. Any proceeding arising out of or relating to this Agreement that is not subject to arbitration pursuant to Section 12.2 must be brought in competent state or federal courts in the Borough of Manhattan, New York. Each Party consents and submits to the non-exclusive jurisdiction of, waiving any objections to personal jurisdiction in, such state and federal courts, and to the venue of such litigation or proceeding in the Borough of Manhattan, New York.

14.5 Force Majeure. Either Party may suspend performance of any of its obligations (other than an obligation to make payment) under this Agreement, in whole or in part, without liability to the other Party by promptly notifying the other Party in writing of the nature and estimated duration of the suspension period in the event of: an act of God, war, riot, fire, explosion, terrorist action, pandemic, or other event that is beyond the reasonable control of such Party, and renders the performance of the obligation commercially impracticable. If such Party's performance remains suspended for longer than ninety (90) days, the other Party shall have a right to terminate this Agreement upon written notice to the affected Party.

14.6 Compliance with Applicable Law. Each Party shall comply with all applicable Laws in connection with its performance hereunder. Without limiting the generality of the foregoing, each Party shall comply with all applicable import and export laws, rules and regulations with respect to the making, having made, or Commercialization of any FusR1 Plants, or the use or exploitation of any Gene Editing Technology, including, without limitation, export controls under the laws and regulations of the United States, including the Export Administration Regulations, 15 C.F.R. Parts 730-774. Each Party will comply with all such United States export controls, and shall not export, re-export, provide, transfer, or divert any FusR1 Plants or Gene Editing Technology to any destination, for end- use or to an end-user that is prohibited or restricted under such United States export control laws and regulations, except as specifically authorized by the Department of Commerce. If requested by the other Party, each Party agrees to sign written assurances and other export-related documents as may be required to comply with U.S. export regulations. Each Party shall at all times comply with all applicable Laws, now or hereafter in effect, relating to the performance of its activities under this Agreement, and not engage in any practices or activities that is prohibited or in violation of any such Law, including, without limitation, the United States Foreign Corrupt Practices Act and all other applicable anti-corruption and anti-bribery Laws.

14.7 Notices. All communication concerning this Agreement, including payments, notices, demands or requests required or permitted hereunder shall be given in writing and shall be considered to

have been duly delivered: (a) at the time personally delivered; or (b) one (1) day after transmission by facsimile, confirmed by registered or certified mail; or (c) five (5) days after being deposited prepaid in registered or certified mail; or (d) two (2) days after being deposited with a reputable private overnight mail courier service prepaid, requesting delivery in the fastest manner available. The addresses to be used for all payments, notices, demands or requests shall be as follows, unless and until changed by a Party by providing proper notice to all other Parties:

If to Dole:

Dole Food Company, Inc.
200 S. Tryon Street
Charlotte, NC 28202
Attention: Jared Gale, General Counsel

If to EG:

EG Crop Science, Inc.
1026 Anaconda Drive
Castle Rock CO 80108
Attention: Steve Warnecke, CEO

14.8 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective while this Agreement remains in effect, the legality, validity and enforceability of the remaining provisions will not be affected thereby; provided, however, that, if the absence of such provision causes a material adverse change in either the risks or benefits of this Agreement to any Party, the Parties shall negotiate in good faith a commercially reasonable substitute or replacement for the invalid or unenforceable provision.

14.9 Waiver. The Parties hereto mutually covenant and agree that no waiver by either Party of any breach of the terms of this Agreement shall be deemed a waiver of any subsequent breach thereof. No waiver shall be effective unless made in writing with specific reference to the relevant provision of this Agreement and signed by a duly authorized representative of the Party granting the waiver.

14.10 Interpretation. Notwithstanding the general rules of construction, both Parties acknowledge that they were each given an equal opportunity to negotiate the terms and conditions contained in this Agreement, and agree that the identity of the drafter of this Agreement is not relevant to any interpretation of the terms and conditions of this Agreement. All terms used herein in any one gender or number shall mean and include any other gender and number as the facts, context, or sense of this Agreement may require. Headings used herein are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "or" will be interpreted in the inclusive sense commonly associated with the term "and/or."

14.11 Third-Party Beneficiary. Except as otherwise set forth in this Agreement, this Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns.

14.12 Further Assurances. The Parties will execute and deliver, or cause to be executed or delivered, such further documents and do or cause to be done such further acts and things as may be required to carry out the intent and purpose of this Agreement.

14.13 Responsibility for Affiliates. Each Party shall ensure that its Affiliates comply with all terms and conditions of this Agreement that are stated to be applicable to such Affiliates, and each Party shall remain responsible and be directly and primarily liable for any non-compliance of its Affiliates with such terms and conditions.

14.14 Independent Contractors. The relationship of the Parties is that of independent contractors, and nothing herein shall be construed as establishing one Party or any of its employees as the agent, legal representative, joint venturer, partner, employee, or servant of the other Party. Except as set forth herein, neither Party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party. Neither Party shall hold itself out as being the agent, legal representative, joint venturer, partner, employee, or servant of the other Party or as having authority to represent or act for the other Party in any capacity whatsoever.

14.15 Counterparts. This Agreement may be signed in two or more counterparts, by facsimile or PDF, all of which together shall constitute one and the same Agreement, binding on the Parties as if each had signed the same document.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective authorized representatives as of the Effective Date.

EG CROP SCIENCE, INC.

By: ______________________

Name: Steve B Warnecke

Title: CEO

Date: August 19, 2020

DOLE FOOD COMPANY, INC.

By: ______________________

Name: Johan Lindén

Title: CEO

Date: 8/19/20

By: ______________________

Name: Jared Gale

Title: VP

Date: 8/19/20

EXHIBIT A

Initial Project Plan

August 2020

Technical Plan for Collaboration Between Dole Food Company, Inc. and Evolutionary Genomics Inc.

[redacted]

[redacted]

[redacted]

[redacted]

EXHIBIT B

Form of Note

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE. NO TRANSFER, SALE OR OTHER DISPOSITION OF THIS NOTE MAY BE MADE UNLESS A REGISTRATION STATEMENT WITH RESPECT TO THIS NOTE HAS BECOME EFFECTIVE UNDER SAID ACT, AND SUCH REGISTRATION OR QUALIFICATION AS MAY BE NECESSARY UNDER THE SECURITIES LAWS OF ANY STATE HAS BECOME EFFECTIVE, OR MAKER HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL SATISFACTORY TO THE MAKER THAT SUCH REGISTRATION IS NOT REQUIRED.

$[_____.00] **[_______], 202[__]**

PROMISSORY NOTE

FOR VALUE RECEIVED, EG Crop Science, Inc., a corporation organized and existing under the laws of the State of Delaware with its principal place of business at 1026 Anaconda Drive, Castle Rock CO 80108 ("EG") hereby promises to pay to the order of Dole Food Company, Inc., a corporation organized and existing under the laws of North Carolina with its principal place of business at 200 S. Tryon St., Charlotte, NC 28202 ("Dole"), in lawful money of the United States at such address as Dole may designate in writing, the principal sum of $[_______**.00**], together with interest on so much of the balance of this Promissory Note (this "Note") as may be outstanding and unpaid from time to time.

Reference is hereby made to that certain Development and Commercialization Agreement dated as of [_________], 2020, by and between EG and Dole (as amended, restated, modified or supplemented from time to time, the "Agreement"). Capitalized terms used but not defined herein shall have the meaning given in the Agreement.

1. Payments. All outstanding principal and accrued interest under this Note shall be paid in full by EG no later than six (6) months following the effective date of termination of the Agreement under the circumstances described in Section 13.6(d) or Section 13.6(f) thereof (the "Maturity Date"). Interest shall accrue from the effective date of termination of the Agreement on the unpaid principal amount of this Note at a rate equal to 0.5% per month. All payments under this Note shall be made in United States Dollars by check or by wire transfer pursuant to wire transfer instructions delivered by Dole to EG.

2. Cancellation. This Note shall be cancelled upon the earliest to occur of the following: (a) the repayment or satisfaction in full of all of EG's obligations hereunder to Dole in accordance with the terms and conditions set forth herein, (b) the termination or expiration of the Agreement under the circumstances described in Section 13.6(a), Section 13.6(b), or Section 13.6(e) thereof, or (c) the expiration of the Tail Period if the Agreement is terminated or expires under the circumstances described in Section 13.6(c) thereof.

3. Voluntary Prepayment. Any principal or interest may be paid by EG at any time prior to the Maturity Date, without penalty or premium (a "Prepayment"). Any such Prepayment shall be applied first against accrued interest and, thereafter, against the outstanding principal balance hereunder.

4. Reduction of Balance; Set Off. Subject to the terms and conditions of Section 5.7 of the Agreement, the principal balance outstanding from time to time under this Note may be reduced in whole

or in part at Dole's election in satisfaction of Dole's obligations to make any Additional Development Payments under the Agreement.

5. Default. For purposes of this Note, an "Event of Default" shall be deemed to have occurred: (a) if EG fails to pay any principal or interest owing hereunder on the date when it is due (by demand or otherwise), (b) if EG makes a general assignment for the benefit of creditors or commences any proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, or (c) if any proceeding under bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction is commenced against EG and such proceeding is not dismissed within sixty days. If any Event of Default occurs and shall be continuing, then Dole may declare all or any portion of the outstanding principal amount of the Note, plus all accrued interest thereon, due and payable and demand immediate payment of all or any portion of the outstanding principal amount of the Note, plus all accrued interest thereon, and all amounts owed under the Note shall bear interest from and including the date of such Event of Default to but excluding the date on which such payment is made, at the rate that is the lesser of (a) 1.5% per month and (b) the maximum rate of interest allowed by applicable law. In addition to the foregoing, upon the occurrence of an Event of Default, Dole shall have the right to exercise all other remedies available to it in law or in equity. No right or remedy conferred upon or reserved to Dole hereunder or now or hereafter existing at law or in equity is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and concurrent, and in addition to every other such right or remedy, and may be pursued singly, concurrently, successively or otherwise, at the sole discretion of Dole, and shall not be exhausted by any one exercise thereof but may be exercised as often as occasion therefor shall occur. In the event of any Event of Default hereunder, EG shall pay all reasonable attorneys' fees and court costs incurred by Dole in enforcing and collecting the amounts owing under this Note.

6. Savings Clause. In no event shall the amount or rate of interest due and payable under this Note exceed the maximum amount or rate of interest allowed by applicable law, and, in the event any such excess payment is made by EG or received by Dole, such excess sum shall be credited as a payment of principal (or if no principal shall remain outstanding, shall be refunded to EG). It is the express intent hereof that EG not pay and Dole not receive, directly or indirectly or in any manner, interest in excess of that which may be lawfully paid under applicable law.

7. Waiver. Time is of the essence of this Note. Demand, presentment, notice, notice of demand, notice for payment, protest and notice of dishonor are hereby waived by EG. Dole shall not be deemed to waive any of its rights under this Note unless such waiver is in writing and signed by Dole. No delay or omission by Dole in exercising any of its rights under this Note shall operate as a waiver of such rights, and a waiver in writing on one occasion shall not be construed as a consent to or a waiver of any right or remedy on any future occasion.

8. Assignment or Transfer. EG shall not sell, assign, transfer, pledge, hypothecate, mortgage, or otherwise encumber this Note; provided, however, that if EG assigns the Agreement to a Third Party in accordance with Section 14.1 thereof, then, as a condition to such assignment, EG shall assign, and such Third Party shall assume, all of EG's obligations under this Note. Any transfer or attempted transfer of this Note by EG in violation of any provision of this Section 8 shall be void.

9. Amendment. This Note may be amended or modified only with the written consent of EG and Dole.

10. Governing Law; Jurisdiction. The provisions of Section 14.4 of the Agreement are hereby incorporated by reference into this Note as if fully set forth herein and shall apply *mutatis mutandis* to this Note.

11. Severability. If any provision of this Note is held to be illegal, invalid, or unenforceable under present or future laws effective while this Note remains in effect, the legality, validity and enforceability of the remaining provisions will not be affected thereby.

12. Notices. Any notices required to be given hereunder by EG or Dole shall be given in the manner provided in Section 14.7 of the Agreement.

[*Signatures on Following Page*]

IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed effective as of the day and year first above written.

EG CROP SCIENCE, INC.

By:____________________________
Name:__________________________
Title:___________________________

Acknowledged and agreed to by:

DOLE FOOD COMPANY, INC.

By:____________________________
Name:__________________________
Title:___________________________

EXHIBIT C

EG - Form of Press Release

EVOLUTIONARY
GENOMICS



Evolutionary Genomics Announces Partnership with Dole Food Company to Save Cavendish Bananas

By Evolutionary Genomics August 19, 2020

LONGMONT, COLORADO – August 19, 2020 – Evolutionary Genomics, Inc., an agricultural biotech company engaged in crop improvement through discovery of genes in wild relatives of domestic crops announced an agreement with Dole Food Company for development and commercialization of TR4 *Fusarium* resistant banana plants.

The TR4 strain of *Fusarium* fungus threatens to devastate the banana industry which relies on the Cavendish variety developed in the 1950s in response to the decimation of the global banana industry by a previous race of *Fusarium*. Widespread in Asia and, in 2019, spread to South America, plantations infected are rendered useless for decades.

Evolutionary Genomics (EG) discovered a gene found in wild banana varieties that are resistant to the fungus. EG and Dole Food Company have entered into an agreement to use EG's FusR1 gene to develop Cavendish-based varieties that restore the plant's natural ability to fight the pathogen.

"We are very excited to be partnering with Dole Food Company, the premier fruit company in the world leading the industry's efforts to solve this crisis" said Steve Warnecke, CEO of EG. "We look forward to developing TR4 Fusarium resistant plants that produce the current highly-prized consumer traits of the Cavendish banana available for commercial production in three to four years. The development of these resistant banana plants will help to maintain the sustainability of this highly critical food supply and economic driver for many parts of the world."

"This new partnership with EG further illustrates Dole's efforts to reach a solution against the threat posed by TR4 to our industry and communities," stated Xavier Roussel, VP of Marketing and Sustainability at Dole. "While Dole is leading partnership efforts with EG, our hope is that when a successful solution is found by any of the research programs around the world, banana growers worldwide will be able to share in its adoption."

EG's research program will develop several cultivars in cooperation with a leading university research lab. Upon successful completion, Dole will test the resulting plants in field trials and then embark on broad commercialization under a licensing agreement with EG.

About Evolutionary Genomics, Inc.

Evolutionary Genomics, Inc. has developed a technology platform, the Adapted Traits Platform ("ATP"), to identify commercially valuable genes that control important traits in animals and plants. We are using the ATP to identify genes to improve crop plant traits such as yield, sugar content, biomass, drought tolerance, and pest/disease resistance. Our platform identifies key genes that have changed successfully to impart new or improved traits. To find more about Evolutionary Genomics, Inc. (OTCQB: FNAM), please visit www.evolgen.com.

This press release includes "forward-looking statements" that are subject to risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements including continued compliance with government regulations, changing legislation or regulatory environments; any statements of expectation or belief and any statements of assumptions underlying any of the foregoing. These risks, uncertainties and other factors, and the general risks associated with the businesses of the Company described in the reports and other documents filed with the SEC, could cause actual results to differ materially from those referred to in the forward-looking statements. The Company cautions readers not to rely on these forward-looking statements. All forward-looking statements are based on information currently available to the Company and are qualified in their entirety by this cautionary statement. The Company anticipates that subsequent events and developments may cause its views to change. The information contained in this report speaks as of the date hereof and the Company has or undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise unless required by law.

Investor and Media Contact: Steve Warnecke, CEO swarnecke@evolgen.com